Exhibit 10.4

OVERHEAD AGREEMENT

THIS OVERHEAD AGREEMENT (the “Agreement”), is made as of this 19th day of February, 2014 (the “Effective Date”), by and between Destro Films, LLC, a California limited liability company, aka Liz Destro (“Producer”), on the one hand, and Starstream Entertainment Inc., a Nevada Corporation (“Company”), on the other hand.

1. Overhead Contribution. For good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Company agrees to provide Producer with the following amounts (the “Overhead Contribution”):

(a)           Two Hundred Fifty Thousand U.S. Dollars ($250,000), payable in six (6) equal installments over the course of the first year of the Term (as defined below), with the first installment payable on the Effective Date and each additional installment payable on the date that is two (2) months after the payment date for the prior installment; and

(b)           Two Hundred Fifty Thousand U.S. Dollars ($250,000), payable in six (6) equal installments over the course of the second year of the Term, with the first installment payable on the one (1) year anniversary of the Effective Date and each additional installment payable on the date that is two (2) months after the payment date for the prior installment.

The Overhead Contribution shall be paid by Company to Producer in cash or wire-transfer of immediately available funds to an account designated by Producer in writing. The Overhead Contribution received by Producer shall be immediately available to Producer for use in Producer’s sole discretion. Company shall be entitled to recoup the Overhead Contribution as agreed between the parties in good faith on a project by project basis during the Term, but in any event Company shall be paid not less than two percent (2%) of the Budget for each Picture (as defined below) that commences pre-production photography during the Term plus six months, whether or not financed by Company, for purposes of such recoupment. As used herein, the term “Budget” shall mean the actual direct out of pocket costs stated for the budget of the Picture pursuant to the actual direct production budget on the first day of principal photography (but shall not include any amounts for the completion bond fee, contingency, financing costs, deferments or general overhead). Recoupment shall occur from the Picture/s financed under this Agreement only and Producer shall not be individually liable for Company’s recoupment.

2. First Right to Finance. Provided that Producer has received the Overhead Contribution from Company as required pursuant to this Agreement, during the Term Company shall have a right of first negotiation to provide all production financing required by Producer in order for Producer to produce each motion picture for which Producer and/or any of its affiliates owns and/or controls the rights, including all Pictures Producer wishes to produce (a “Picture”), which right of first negotiation shall be exercised as follows:

(a)           During the Term Producer shall submit to Company in writing all “key elements” (i.e., budget, screenplay, cast and crew attachments, production schedule and proposed shooting locations) (collectively, the “Key Elements”) then existing for each motion picture project that Producer desires to produce, prior to submitting such Key Elements to any third party for purposes of seeking production financing. Within ten (10) business days after Company’s receipt of such Key Elements, Company shall notify Producer in writing whether it is interested in providing production financing for the applicable motion picture project (the “Notice of Interest”), which Notice of Interest shall include Company’s conditions for such financing, if any (the “Company Conditions”). If Company indicates in its Notice of Interest that it is not interested in providing production financing for the applicable motion picture project based upon the Key Elements, or fails to provide a Notice of Interest within such ten (10) business day period, Producer shall have no further obligations to Company under this Section 2 with respect to such motion picture project. If there are any material changes to the Key Elements (which shall mean, for purposes of the budget, a decrease in total cost of more than five percent (5%) after Company’s delivery of a Notice of Interest but prior to the parties concluding a definitive written agreement for production financing for the applicable motion picture project as contemplated in Section 2(b) below, Producer shall resubmit such revised Key Element(s) to Company pursuant to this Section 2(a), and the balance of the terms contained in this Section 2(a) shall apply thereto.

(b)           If Company indicates in its Notice of Interest that it is interested in providing production financing for such motion picture project and delivers such Notice of Interest in a timely manner as set forth in Section 2(a) above, Producer shall vet the project and thereafter, once the applicable motion picture project becomes (or is intended to become) a Picture and Producer has developed a financing plan therefor, Producer shall deliver to Company a copy of such financing plan (the “Financing Plan”). The parties thereafter shall exclusively negotiate in good faith over the next ten (10) business days the terms of the agreement for Company’s financing of the applicable Picture based upon the Financing Plan and the Key Elements. If the parties fail to enter into a definitive financing agreement within said ten (10) business day period, Producer shall have no further obligations to Company under this Section 2 with respect to such Picture. In the event that Producer suffers from an incapacity during such 10 day period that materially hinders the negotiation process (i.e. inability or failure to coherently communicate for more than 48 hours), the period shall be automatically extended in proportion to the duration of the incapacity.

(c)           The provisions of this Section 2 shall not apply to any motion picture projects submitted to and rejected by Company for proposed production financing prior to the Effective Date, including, without limitation, “Break it Down” and “Grey Division.”

(d)           Notwithstanding anything to the contrary contained herein, Producer’s obligations pursuant to this Section 2, as applicable, shall not apply to any motion picture project (i) which already has production financing attached prior to Producer’s acquisition of and/or control over the rights thereto notwithstanding Producer’s compliance with the provisions of Section 2(a) above, if applicable, or (ii) that does not require production financing. If during the Term Producer is offered the opportunity by any third party to provide production financing for any motion picture project that Producer or its affiliates does not (and is not intended to) own or control, Producer first shall exclusively provide such opportunity to Company for a ten (10) business day period, and shall forward to Company copies of all Key Elements provided to Producer in connection therewith. If Company does not commit to provide the required production financing within such ten (10) business day period, Producer shall be entitled to forward such opportunity to any third party in its sole discretion without any further obligation to Company.

(e)           As used herein, the “Term” shall mean the period beginning on the Effective Date and ending two (2) years thereafter.

3. Credit. Provided that Producer has received the Overhead Contribution from Company as required pursuant to this Agreement, Company shall be provided with an on-screen “Special Thanks” credit on each Picture that commences principal photography during the Term if Company has not provided any production financing for such Picture pursuant to the terms hereof. All other aspects of Company’s credit shall be within Producer’s sole discretion. Producer will notify all third parties of the credit provisions hereunder; provided, however, that no casual or inadvertent failure by Producer to comply with the provisions of this Section nor any failure by third parties to comply with their agreements with Producer shall constitute a breach of this Agreement by Producer. Producer shall use reasonable efforts to cure any alleged failure to comply with the provisions of this Section 4 prospectively where commercially practicable (e.g., with respect to positive prints not yet created) upon receipt of written notice from Company of any such alleged failure provided that said notice specifies the details thereof.

4. Controls. As between Producer and Company, Producer shall have all creative and business controls, rights of designation and approvals with respect to each Picture and any and all development and production thereof subject to the financing agreement/s negotiated in good faith by the parties.

5. Indemnification.

(a)           Company shall defend, indemnify and hold Producer, its successors, licensees, assigns, and parent, subsidiary and affiliated companies, and the directors, officers, members, managers, shareholders, employees, agents, licensees and assigns of each of the foregoing, harmless from all third party claims, liabilities, damages, costs and expenses (including, without limitation, reasonable outside legal fees and expenses) (collectively, “Claims”) arising out of or resulting from any breach by Company of any representation, warranty or agreement made by Company hereunder.

(b)           Producer shall defend, indemnify and hold Company, its successors, licensees, assigns, and parent, subsidiary and affiliated companies, and the directors, officers, members, managers, shareholders, employees, agents, licensees and assigns of each of the foregoing, harmless from all Claims arising from any breach by Producer of any representation, warranty or agreement made by Producer hereunder.

(c)           Each party agrees that, upon receipt or presentation of any claim or notification of the institution of any action with respect to which indemnification might be required hereunder, it shall promptly notify the other party in writing thereof. Any such indemnitee shall have the right, in its discretion and at its sole expense, to retain independent counsel and to participate in any such defense.

6. Representations and Warranties.

(a)           Producer hereby represents and warrants as follows:

(i)             Producer is a limited liability company duly formed and validly existing pursuant to the laws of its jurisdiction of formation as shown on page 1 of this Agreement and has the full limited liability company right, power and authority to enter into and perform its obligations hereunder.

(ii)            There is no matter, litigation, tax claim, proceeding or dispute pending or, to Producer’s knowledge, threatened against or affecting Producer or its property, the adverse determination of which would materially and adversely affect Producer’s financial condition or operations or impair Producer’s ability to perform its obligations hereunder.

(iii)           This Agreement has been duly executed and delivered by Producer and constitutes a legal, valid and binding obligation of Producer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, arrangement and laws generally affecting the enforceability of creditors’ rights (other than those pertaining to fraudulent assignments and preferences).

(iv)           To the best of Producer’s knowledge, the execution and delivery of this Agreement does not, and the performance by Producer of its obligations under this Agreement will not contravene any laws, regulations or by-laws applicable thereto.

(v)            The execution, delivery and performance by Producer of this Agreement will not contravene any agreement, contract or other instrument to which it is a party or by which it or its property may be bound.

(b)           Company hereby represents and warrants as follows:

(i)             Company is a corporation duly and validly existing pursuant to the laws of its jurisdiction of Nevada as shown on page 1 of this Agreement and has the full, right, power and authority to enter into and perform its obligations hereunder.

(ii)            This Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, arrangement and laws generally affecting the enforceability of creditors’ rights (other than those pertaining to fraudulent assignments and preferences).

(iii)           The execution, delivery and performance by Company of this Agreement will not contravene any agreement, contract or other instrument to which Company is a party or by which Company or Company’s property may be bound.

7. Assignment. Company may not transfer its liabilities or obligations or requirements hereunder without Producer’s prior written consent (which consent shall not be unreasonably withheld), and any attempted assignment without such consent shall be void ab initio. Producer may assign its liabilities or obligations hereunder, in whole or in part, to any third party, and upon such third party’s assumption of such liabilities and/or obligations, Producer’s shall be released from such liabilities and obligations hereunder.

8. Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing (unless otherwise specifically provided) and delivered to each party at the following address:

To Producer:

With a copy to:	Lisa Nitti, Esq. 21860 Burbank Blvd., Suite 170 Woodland Hills, California 91367

To Company:	100 Skypark Drive Monterey, CA 93940

or to such other address or addresses as either party may have furnished to the other in writing in accordance herewith. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by reputable overnight courier, upon the earlier of the date of receipt or one (1) business day after deposit with such carrier; and (c) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid.

9. Status of Parties. Producer, on the one hand, and Company, on the other hand, are independent contractors with respect to each other. Nothing herein shall create any association, partnership, joint venture or agency relationship between the parties.

10. Company’s Remedies. The rights and remedies of Company in the event of any breach by Producer of this Agreement shall be limited to Company’s right to recover damages, if any, in an action at law, and Company hereby waives any right or remedy in equity, including without limitation any right to terminate or rescind this Agreement and/or to seek injunctive or other equitable relief with respect to any breach of Producer’s obligations hereunder and/or to enjoin or restrain or otherwise impair in any manner the production, distribution, exhibition or other exploitation of any Picture, or any parts or elements thereof.

11. Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any dispute, alleged breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable outside attorneys’ fees and other costs that it incurred in that action, arbitration or other proceeding, in addition to any other relief to which it may be entitled.

12. Governing Law and Venue. This Agreement is to be governed and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such state, and without regard to the conflict of laws principles thereof. A suit brought hereon shall be brought in the state or federal court sitting in Los Angeles, California, and the parties hereto hereby waive any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the remaining portions of this Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

13. Limitation of Liability. EXCEPT FOR DAMAGES ARISING OUT OF OR AS A RESULT OF A PARTY’S INDEMNIFICATION OBLIGATION UNDER SECTION 6 SOLELY TO THE EXTENT ARISING FROM A THIRD PARTY CLAIM, NEITHER PARTY WILL BE LIABLE HEREUNDER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF OR UNAUTHORIZED ACCESS TO INFORMATION OR LOST OPPORTUNITIES), COST OF COVER OR ANY PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

14. General. Captions appearing at the commencement of the Sections hereof are descriptive only and are for convenience and shall not be construed as part of this document. Each provision of this Agreement performable by any party hereto shall be deemed both a covenant and a condition. This Agreement is to be deemed to have been prepared collectively by the parties hereto and if any inconsistencies or ambiguities exist herein, it shall not be interpreted or construed against any party as the drafter. All of the terms and provisions contained herein shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, shall supersede any oral or prior written agreements between Company and Producer with regard to the subject matter set forth herein, and shall not be modified or amended except by a document in writing signed by both the parties. Unless and until this Agreement is modified or amended by the parties hereto in writing, if ever, this Agreement shall be binding upon the parties. Each party acknowledges that no representation or warranty not expressly set forth in this Agreement or the Exhibits hereto has been made or relied upon by the other party. This Agreement may be executed in any number of counterparts, by manual or PDF signatures, each of which will be an original, but all of which together will constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

DESTRO FILMS, LLC

By:	/s/ Liz Destro
Name: Liz Destro
Title: President

STARSTREAM ENTERTAINMENT

By:	/s/ Kim Leadford
Name: Kim Leadford
Title: CEO